Exhibit 99.1

Media Contact:
Sean Reid
Cognos, 613-738-1440
Sean.reid@cognos.com

Investor Relations:
John Lawlor
613-738-3503
john.lawlor@cognos.com

Cognos Appoints Les Rechan Chief Operating Officer

— Seasoned industry executive to lead Cognos’ worldwide sales, services and marketing operations —

OTTAWA, ON and BURLINGTON, MA, May 15, 2006 — Cognos (Nasdaq: COGN; TSX: CSN), the world leader in business intelligence (BI) and corporate performance management (CPM) solutions, today announced that Les Rechan has joined the company as chief operating officer. Mr. Rechan will be responsible for leading the company’s worldwide sales, services and marketing operations.

Mr. Rechan joins Cognos with over 20 years of industry experience, including senior positions with Oracle, Siebel Systems and IBM. Prior to joining Cognos, Mr. Rechan served as senior vice president and global general manager, CRM strategy, at Oracle. He also held two senior roles at Siebel, as senior vice president and general manager, responsible for the company’s Americas business unit, and senior vice president and general manager, responsible for the company’s Global Manufacturing and Distribution Industries business unit. Earlier in his career, Mr. Rechan served as senior vice president and general manager, North America, with Cadence Design Systems, president and chief operating officer with Onyx Software, and various senior, global roles with IBM.

“Les has a superb track record and reputation in the enterprise software industry, including extensive experience with a broad range of enterprise applications, serving large, global clients,” said Rob Ashe, Cognos president and chief executive officer. “His proven success with companies like Siebel and IBM make him a great fit for our team and our customers. It is a pleasure to welcome Les to Cognos.”

The material terms of Mr. Rechan’s employment agreement, compensation and equity-based awards are contained in a Current Report on Form 8-K filed today.

About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance.

Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions — How are we doing? Why are we on or off track? What should we do about it? — and enables them to understand and monitor current performance while planning future business strategies.

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Exhibit 99.1

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at PR Newswire’s site at www.prnewswire.com.

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